Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into this 14th day of December, 2017 effective as of the 31st day of July, 2017 (the “Effective Date”), between UniFirst Corporation, a Massachusetts corporation (the “Company”), and Steven S. Sintros (the “Executive”).
WHEREAS, the Board of Directors of the Company (the “Board”) unanimously approved the appointment of the Executive as President and Chief Executive Officer of the Company as of the Effective Date; and
WHEREAS, the Company desires to retain the services of the Executive and the Executive desires to be employed by the Company, all upon the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Term, Position and Duties. The term of this Agreement shall commence on the date hereof and end on the third anniversary of the date hereof unless terminated prior to such date in accordance with the terms of this Agreement. The Executive agrees to serve as the Chief Executive Officer and President of the Company and shall have supervision and control over and responsibility for the day‑to‑day business and affairs of the Company and shall have such other additional powers and duties as may from time to time be prescribed by the Board. The Executive shall devote his full working time and efforts to the business and affairs of the Company. The Executive shall also serve as a member of the Board as a Class II Director until the next annual meeting of the Company’s stockholders at which directors are elected by the Company’s stockholders. During the term of this Agreement, the Executive shall be nominated as a candidate for re-election as a member of the Board in accordance with the Company’s organizational documents. The Executive agrees that he will receive no additional compensation as a member of the Board and will resign from the Board, and all committees thereof, if applicable, upon termination of his employment hereunder.

2.Compensation and Related Matters.
(a)Base Salary. The Executive’s initial annual base salary under this Agreement shall be $500,000 beginning as of the Effective Date through the end of the Company’s 2018 fiscal year (“Fiscal 2018”). Thereafter, the Executive’s base salary shall be reviewed annually in a manner that is consistent with the Company’s usual practices for senior executives as determined by the Compensation Committee of the Board.
(b)Incentive Cash Compensation. The Executive shall be entitled to participate in the Company’s executive cash bonus plan and CEO Cash Incentive Bonus Plan as determined by the Compensation Committee of the Board. The CEO Cash Incentive Bonus Plan is set forth on Appendix A hereto. For Fiscal 2018, the Executive’s target cash bonus shall be 67% of his Fiscal 2018 base salary, with the actual amount to be determined in the discretion of the Compensation Committee based on Company and individual performance, broken out as follows: the Executive shall be entitled to a bonus of up to (1) 34% of his base salary under the Executive Bonus Plan, (2) 20% of his base salary under the CEO Cash Incentive Bonus Plan and (3) 13% of his base salary based on his achievement of certain MBOs to be established by the Compensation Committee.
(c)Annual Equity Awards. The Executive shall be entitled to participate in the Company’s long-term equity incentive program as determined by the Compensation Committee of the Board. For Fiscal 2018, the Executive shall be entitled to receive a target equity award of $1,000,000, with (1) 50% of such equity award in the form of restricted stock units that vest over a 5-year period, which shall be granted to the Executive pursuant to a Restricted Stock Unit Award Agreement substantially in the form attached hereto as Exhibit A (the “Time-Based RSU Agreement”), (2) 25% of such equity award in the form of stock-settled stock appreciation rights that vest over a 5-year period, which shall be granted to the Executive pursuant to a Stock Appreciation Right Award Agreement substantially in the form attached hereto as Exhibit B (the “SAR Agreement”), and (3) 25% of such equity award in the form of performance based restricted stock units, which shall be granted to the Executive pursuant to a Restricted Stock Unit Award Agreement substantially in the form attached hereto as Exhibit C (the “Performance-Based RSU Agreement”).
(d)Other Benefits. The Executive shall be entitled to continue to participate in or receive benefits and perquisites consistent with those participated in or received by other senior executives at the Company.

3.Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)Death. The Executive’s employment hereunder shall terminate upon his death.
(b)Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement, with or without reasonable accommodation, for a period of 270 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Executive to whom the Company has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)Termination by Company for Cause. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive’s employment hereunder for Cause by a vote of the Board at a meeting of the Board called and held for such purpose at which the Executive is present and given an opportunity to be heard. For purposes of this Agreement, “Cause” shall mean: (i) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or significant reputational harm to the Company if he were retained in his position; (ii) continued non-performance by the Executive of a material portion of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (iii) a breach by the Executive of any of the provisions contained in Section 6 of this Agreement; or (iv) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
(d)Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)Termination by the Executive With Good Reason. The Executive may terminate his employment hereunder at any time with Good Reason. For purposes of this Agreement “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following either of a (i) material diminution in the Executive's duties, authority and responsibilities or a (ii) material change in the geographic location of the headquarters of the Company at which the Executive provides services to the Company (in either case, a “Good Reason Condition”). Such termination shall be deemed a termination by the Company without Cause and shall be treated in accordance with Section 4(b) herein, provided that the Executive has complied with the Good Reason Process. Good Reason Process shall mean that:
(1)the Executive reasonably determines in good faith that a Good Reason Condition has occurred;
(2)the Executive notifies the Company in writing of the occurrence of the Good Reason Condition within 60 days of the occurrence of such condition;
(3)the Executive cooperates in good faith with the Company's efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;
(4)notwithstanding such efforts, the Good Reason condition continues to exist; and
(5)the Executive terminates employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, a Good Reason Condition shall be deemed not to have occurred.

4.Compensation Upon Termination.
(a)Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Benefit”) on or before the Executive’s date of termination, or in the case of termination pursuant to Section 4(b), the date that is 30 days after the date on which a written notice of termination is communicated by the Company to the Executive (the “Date of Termination”).
(b)Termination by the Company Without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or by the Executive for Good Reason as provided in Section 3(e), then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a general release of claims in favor of the Company and related persons and entities in a form and manner mutually satisfactory to the Company and the Executive (the “Release”) within the 21-day period following the Date of Termination and the expiration of the seven-day revocation period for the Release, the Company shall pay the Executive the following amounts (the “Severance Amount”): (i) a pro-rated cash bonus, if any, earned by the Executive for the fiscal year in which the Date of Termination occurs as determined by the Compensation Committee of the Board (unless such pro-rated cash bonus is determined to be earned but unpaid incentive compensation for purposes of the Accrued Benefit, in which case such pro-rated cash bonus shall not be paid in addition to the payment of such incentive compensation) and (ii) an amount equal to two times the sum of (i) Executive’s base salary then in effect on the Date of Termination plus (ii) the target cash bonus for the fiscal year in which the date of termination occurs. Subject to the Executive signing the Release within the 21-day period following the Date of Termination and the expiration of the seven-day revocation period for the Release, the Company shall pay the cost to continue the Executive’s insurance benefits (medical and dental) under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of 24 months, or until he becomes eligible to receive insurance benefits from a new employer, if sooner. The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 24 months, beginning on the first payroll date that occurs 30 days after the Date of Termination. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 6 of this Agreement, all payments of the Severance Amount shall immediately cease.

5.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6.Confidential Information, Noncompetition and Cooperation.
(a)Confidential Information. As used in this Agreement, “Confidential Information” means trade secrets and other confidential information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 6(b).
(b)Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary or convenient in the ordinary course of performing the Executive’s duties to the Company.
(c)Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.
(d)Noncompetition and Nonsolicitation. During the Executive’s employment with the Company and for 24 months thereafter, regardless of the reason for the termination, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Executive understands that the restrictions set forth in this Section 6(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean a business which is competitive with any business which the Company or any of its subsidiaries is conducting on the Date of Termination. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business; provided, however, that in no event will the Executive directly acquire following the Date of Termination any shares of the outstanding common stock of Aramark or Cintas Corporation.
(e)Injunctive Relief. The Executive acknowledges that the restrictions contained in this Section 6, in view of the nature of the business in which the Company is engaged, are reasonable and necessary to protect the legitimate interests of the Company. The Executive understands that the remedies at law for his violation of any of the covenants or provisions of this Section 6 will be inadequate, that such violations will cause irreparable injury within a short period of time, and that the Company shall be entitled to preliminary injunctive relief and other injunctive relief against such violation. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies the Company shall have in law and equity for the enforcement of those covenants and provisions.

7.Integration. This Agreement, together with the Time-Based RSU Agreement, the SAR Agreement and the Performance-Based RSU Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements between the parties concerning such subject matter.

8.Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

9.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

10.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.

11.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

12.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

13.Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth.

14.Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. The Executive consents to any assignment of this Agreement by the Company. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall constitute a termination of the Executive’s employment without Cause.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be taken to be an original but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

UNIFIRST CORPORATION
By:	/s/ Raymond C. Zemlin
Raymond C. Zemlin
Chairman of the Board of Directors

EXECUTIVE
/s/ Steven S. Sintros
Steven S. Sintros

Exhibit A

Restricted Stock Unit Award Agreement

[Filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K on December 20, 2017]

Exhibit B

Stock Appreciation Right Award Agreement

[Filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K on December 20, 2017]

Exhibit C

Restricted Stock Unit Award Agreement

[Filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K on December 20, 2017]

Appendix A

UNIFIRST CORPORATION
CEO CASH INCENTIVE BONUS PLAN

I.	Purpose
The purpose of the UniFirst Corporation CEO Cash Incentive Bonus Plan (the “Plan”) is to establish a program of incentive compensation for the Chief Executive Officer of the Company (the “CEO”). The Plan provides additional annual incentives to the CEO, contingent upon meeting certain corporate goals.

II.	Definitions
“Board” means the Board of Directors of the Company.
“Bonus Award” means the award, as determined by the Committee, to be granted to the CEO on an annual basis. As used herein, annual means that no more than one Bonus Award shall be granted with respect to any fiscal year or portion thereof.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board.
“Company” means UniFirst Corporation.
“Employment Agreement” means the Employment Agreement between the CEO and the Company.
“162(m) Bonus Award” means a Bonus Award that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, as further described in Article VI.
“Performance Criteria” means objective performance criteria established by the Committee with respect to 162(m) Bonus Awards. Performance Criteria shall be measured in terms of any one or more of the following objectives, as such objectives relate to Company-wide objectives: (i) market value; (ii) book value; (iii) earnings per share; (iv) market share; (v) operating profit; (vi) net income; (vii) cash flow; (viii) return on capital; (ix) return on assets; (x) return on equity; (xi) margins; (xii) shareholder return; (xiii) sales or revenue; (xiv) operating margin; (xv) operating margin as adjusted by objective measurements; (xvi) earnings before interest, taxes, depreciation and amortization; (xvii) net sales; or (xviii) balance sheet measurements.
Each grant of a 162(m) Bonus Award shall specify the Performance Criteria to be achieved, a minimum acceptable level of achievement below which no payment or award will be made, a maximum award level and a formula for determining the amount of any payment or award to be made, if any, if performance is at or above the minimum acceptable level but falls short of full achievement of the maximum Performance Criteria.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria to be unsuitable, the Committee may modify such Performance Criteria, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code. In addition, at the time performance goals are established as to a 162(m) Bonus Award, the Committee is authorized to determine the manner in which the Performance Criteria related thereto will be calculated or measured to take into account certain factors over which the CEO has no control or limited control, including changes in industry margins, general economic conditions, interest rate movements, changes in levels of measurable losses, costs or expenses and changes in accounting principles.
“Performance Period” means the period during which performance is measured to determine the level of attainment of a Bonus Award.

III.	Administration
The Committee, in its sole discretion, will establish the award amounts which may be earned by the CEO (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for the CEO with respect to the award (which may be objective or subjective, and based on individual or Company performance), calculate and determine the CEO’s level of attainment of such goals, and calculate the Bonus Award for the CEO based upon such level of attainment.
Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.

IV.	Bonus Awards
It is expected that the Committee, based upon information to be supplied by management of the Company, will establish for the CEO for each Performance Period a minimum, target and maximum award and goals relating to Company and will communicate such award levels and goals to the CEO prior to or during the Performance Period for which such award may be made. Bonus Awards will be earned by the CEO based upon the level of attainment of his goals during the applicable Performance Period. As soon as practicable after the end of the applicable Performance Period, the Committee shall determine the level of attainment of the goals and the amount of the Bonus Award payable to the CEO.

V.	Payment of Bonus Awards
Bonus Awards earned during any Performance Period shall be payable as soon as practicable following the end of such Performance Period and the determination of the amount thereof shall be made by the Committee. Payment of Bonus Awards shall be made in the form of cash. Bonus Award amounts earned but not yet paid will not accrue interest.

VI.	162(m) Bonus Awards
Unless determined otherwise by the Committee, each Bonus Award awarded under the Plan shall be a 162(m) Bonus Award and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

1.
No 162(m) Bonus Award may be paid unless and until the shareholders of the Company have approved the Plan (and to the extent required by Section 162(m) of the Code, re-approved the Plan) in a manner that complies with the shareholder approval requirements of Section 162(m) of the Code.

2.	A 162(m) Bonus Award may be made only by a Committee that is comprised solely of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code).

3.
The performance goals to which a 162(m) Bonus Award is subject must be based solely on Performance Criteria. Such performance goals, and the minimum, target and maximum Bonus Award payable upon attainment thereof, must be established by the Committee within the time limits required in order for the 162(m) Bonus Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

4.	No 162(m) Bonus Award may be paid until the Committee has certified the level of attainment of the applicable Performance Criteria.

5.	The maximum amount of a 162(m) Bonus Award under this Plan for any Performance Period is $2,000,000.

VII.	Reorganization or Discontinuance
The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company will make appropriate provision for the preservation of the CEO’s rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

VIII.	Non-Alienation of Benefits
The CEO may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

IX.	Taxes
The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

X.	Termination of Employment
In the event the CEO’s employment with the Company is terminated for Cause (as defined in the Employment Agreement), then any outstanding Bonus Award will be terminated and no portion of it will be paid to the CEO. If the CEO’s employment with the Company is terminated without Cause or by reason of the CEO’s death or Disability (as defined in the Employment Agreement), then any outstanding Bonus Award will remain in effect and a portion (based on the percentage of the applicable Performance Period during which the CEO was employed by the Company) of any amount earned thereunder based on the Company’s achievement of any Performance Criteria will be payable to the CEO.

XI.	Unfunded Plan
The CEO shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the CEO. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.
The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

XII.	Governing Law
The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws.

XIII.	Other Compensation
Neither the establishment of this Plan nor the grant of a Bonus Award pursuant to this Plan shall constitute an amendment to or otherwise modify the Employment Agreement or otherwise prevent the Company from establishing other compensation plans or arrangements or making awards to the CEO pursuant to such other plans or arrangements.

XIV.	Effective Date
The original effective date of the Plan is December 5, 2012.

Amended: April 2, 2013
Amended: December 14, 2017